Rule 424(b)(2)
			Registration Nos. 333-14791
	NASD File No. 961029005

PRICING SUPPLEMENT NO. 241
Dated April 4, 1997 to Prospectus
Supplement dated February 5, 1997
and Prospectus dated October 31, 1996

	 LEHMAN BROTHERS HOLDINGS INC.
        	  Medium-Term Notes, Series E
                  		(Fixed Rate)

Due from Nine Months to 30 Years from Date of Issue

Pricing to Public:  100%

Agent's Commission: .25%

Original Issue Date: 4/18/97

Interest Rate Per Annum:  8.00%

Interest Payment Dates:	18th of October and April and at maturity

Maturity Date:  4/18/12 (1)

1) Call Feature: The Company has the right to call the Notes at par on or after 4/18/00 on any interest payment date. Call notice is ten calendar days.

These Notes, issued under Pricing Supplement No. 241, may be sold in minimum denominations of $1,000, or any amount in excess thereof which is an integral multiple of $1,000.

The aggregate principal amount of this offering is $10,000,000 and relates only to Pricing Supplement No. 241. Medium-Term Notes, Series E may be issued by the Company in an aggregate principal amount of up to $9,517,500,000 and, to date, including this offering, an aggregate of $8,132,825,000 Medium-Term Notes, Series E has been issued and $4,566,890,000 are outstanding.

The Agent has purchased the Notes as principal in this transaction and may resell any of such Notes to another broker/dealer (acting as principal for the purposes of resale) at a discount, which may vary from the discount received by the Agent in such transaction.